News

Ruby Tuesday, Inc. Issues Statement Regarding Shareholder Intention To Nominate Directors At 2011 Annual Shareholder Meeting

MARYVILLE, Tenn., June 3, 2011 (BUSINESS WIRE) –

Ruby Tuesday, Inc. (NYSE:RT) issued the following statement in response to being notified by affiliates of Becker Drapkin Management, L.P. of their intention to nominate three directors for election to Ruby Tuesday’s Board of Directors at the Company’s 2011 Annual Meeting of Shareholders:

“Becker Drapkin Management, L.P., in conjunction with Carlson Capital, L.P. and their respective affiliates, have formed a group that has indicated beneficial ownership of approximately 5.6% of the Company’s outstanding shares as of June 1, 2011. Becker Drapkin has notified the Company that it intends to nominate a slate of three individuals for election to the Company’s Board of Directors at the Company’s 2011 annual meeting.

Our Board of Directors and management team are committed to maximizing the long-term value of our Company for the benefit of all of our shareholders and are always open to hearing the views and opinions of shareholders as to how the Board and management can continue to create such value.

The Company’s shareholders are not required to take any action at this time with respect to Becker Drapkin’s nominees or otherwise. The Company and the Board of Directors will provide additional information regarding the 2011 Annual Meeting of Shareholders at the appropriate time.”

About Ruby Tuesday

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, 15 foreign countries, and Guam. As of March 1, 2011, the Company owned and operated 742 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 56 and 57 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (NYSE: RT). For more information, visit www.rubytuesday.com.

SOURCE: Ruby Tuesday, Inc.

Ruby Tuesday, Inc.

Greg Ashley, 865-379-5700